[Funds listed on Schedule A]

                                  SERVICE PLAN

      Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Service Plan (the "Plan") in accordance with Rule

12b-1, promulgated under the Investment Company Act of 1940, as amended (the

"Act"). The Plan would pertain to each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Series" or a "Fund", and a "Class") or (ii) if no Series or

Class is set forth on such Exhibit, the Fund. Under the plan, the Fund would (a)

pay the Fund's distributor, Dreyfus Service Corporation (the "Distributor") for

distributing the shares of each Fund and Class, servicing shareholder accounts,

and advertising and marketing relating to the Fund and each Class (the payments in this clause being referred to as "Distribution and Service Payments"). If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

      The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

      In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and holders of each Class.

      The Plan:  The material aspects of this Plan are as follows:

     1.    (a)   The aggregate annual fee the Fund may pay under this Plan for

Distribution and Service Payments for each Series and/or Class is set forth on

Exhibit A.

          (b) The Distributor may pay one or more securities dealers, financial institutions (which may include banks) or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a

"Service Agent"), a fee in respect of the Fund's shares owned by investors with whom the Service Agent has a Servicing relationship or for whom the Service

Agent is the dealer or holder of record. The Distributor shall determine the amounts to be paid to Service Agents under this Plan and the basis on which such payments will be made. Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement between the

Service Agent and the Distributor.

     2. For the purposes of determining the fees payable under this plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such Class.

     3. The Fund's Board shall be provided,  at least quarterly,  with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

     4. As to each Class, this Plan, which initially became effective on August

24, 1994, will become effective, as amended, on the effective date of the

Distribution Agreement entered into between the Distributor and the Fund.

     5. As to each Class, this Plan, as amended, shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually by a majority of the Board members, including a majority of the Board members who are not

"interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

     6. As each Class, this Plan may be amended at any time by the Fund's

Board, provided that (a) any amendment to increase materially the costs which such class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Class,

and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 5 hereof.

     7. As to each Class, this Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons"

(as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.

     8. The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.


Dated:  May 24, 1994

Revised:  February 23, 2000

                                    EXHIBIT A

                                       Fee as a percentage of average the
Name of Class:                           daily net assets of the Class
--------------                        ------------------------------------

Administrative Shares                                   .10%
Investor Shares                                         .25%
Participant Shares                                      .40%

                                   SCHEDULE A

Dreyfus Cash Management
Dreyfus Cash Management Plus, Inc.
Dreyfus Government Cash Management Funds
o     Dreyfus Government Cash Management
o     Dreyfus Government Prime Cash Management
Dreyfus Treasury Cash Management
Dreyfus Treasury Prime Cash Management
Dreyfus Tax Exempt Cash Management
Dreyfus Municipal Cash Management Plus
Dreyfus New York Municipal Cash Management